Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Reports Second Quarter Fiscal 2008 Results and
Announces Long-Term Financial Targets for 2009 to 2011
Q2 Results Reflect Consumer Economic Pressures as well as Transformation Expenses
U.S. Store Openings to be Sharply Curtailed; International Unit Growth to Accelerate
Robust Pipeline of Innovation; First New Beverages to be in Stores Beginning in Summer 2008
SEATTLE; April 30, 2008 — Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its fiscal second quarter ended March 30, 2008 and provided updated information about its revenue expectations for fiscal 2008, expanding on the preliminary results announced by the company on April 23, 2008. The company also announced its financial targets for the three-year period of fiscal year 2009 through fiscal year 2011.
Consolidated net revenues increased 12 percent to $2.5 billion for the second quarter of 2008, compared to $2.3 billion for the second quarter of 2007. For the 13-week period ended March 30, 2008, net earnings totaled $108.7 million versus $150.8 million for the same period a year ago, a decline of 28 percent. Earnings per share (EPS) for the quarter was $0.15, down 21 percent from the $0.19 per share earned in the prior year period. The company estimates that costs associated with the implementation of its transformation agenda and charges related to the rationalization of its store portfolio negatively impacted EPS by approximately $0.03 per share.
“Fiscal 2008 is a transitional year for Starbucks and, while our financial results are clearly being impacted by reduced frequency to our U.S. stores, we believe that as we continue to execute on the initiatives generated by our transformation agenda, we will reinvigorate the Starbucks Experience for our customers, and in doing so, deliver increased value to our shareholders,” commented Howard Schultz, chairman, president and ceo.
Schultz continued, “Over the past several months, we have evaluated our business to assess the opportunities to better leverage resources and gain efficiencies in our cost structure, while continuing to invest in our innovation pipeline to create customer demand. We believe this balanced approach, which includes substantially reducing our planned U.S. store openings and lowering our capital spending, will allow us to set the stage for the next evolution of Starbucks and lead to significant improvement in our long-term financial performance.”
Second Quarter Financials
The 12 percent growth in consolidated net revenues in the second quarter 2008 was heavily influenced by the U.S. business, which contributed 77 percent of total net revenue. Lower than expected revenue was driven by a mid-single-digit decline in U.S. comparable store sales, driven by decreased traffic. For the quarter, U.S. total net revenues increased by $146.9 million, or 8 percent, to $1.9 billion mainly due to increased revenues from company-operated retail stores. International total net revenues expanded 27 percent, or $106.1 million, to $493.4 million for the 13 weeks ended March 30, 2008 as the company continued to expand its store presence in its 43 markets outside the U.S. For the Global Consumer Products Group (CPG), total net revenues increased by $17.4 million, or 22 percent, to $96.3 million for the second quarter fiscal 2008, primarily due to increased sales of packaged coffee and tea.
Consolidated cost of sales including occupancy costs increased 190 basis points to 43.8 percent of total net revenues for the 13 weeks ended March 30, 2008, compared to 41.9 percent in the corresponding period in fiscal 2007. The increase was primarily due to higher occupancy costs and higher dairy costs as a percent of revenues, in the U.S. business.
Store operating expenses as a percentage of related company-operated retail revenues rose 270 basis points to 43.3 percent in the second quarter 2008, from 40.6 percent for the prior year period. In addition to softer revenues, expenses rose during the period, which contributed to the increase as a percent of related revenues. The largest expense drivers were charges associated with rationalization of the company’s store portfolio and costs related to its transformation agenda initiatives.
General and administrative expenses as a percentage of total net revenues improved 100 basis points to 4.7 percent for the second quarter 2008, from 5.7 percent for the corresponding period of fiscal 2007. The favorability was primarily due to lower payroll-related expenses.
Consolidated operating income declined 26 percent to $178.2 million for the 13 weeks ended March 30, 2008. Operating margin contracted 360 basis points to 7.1 percent of total net revenues in the second quarter, from 10.7 percent for the same period a year ago, due to the softness in U.S. revenues along with higher store operating expenses and cost of sales including occupancy costs.
For second quarter fiscal 2008, United States operating income declined by 27.5 percent to $193.9 million. Operating margin contracted 500 basis points to 10.0 percent of related revenues from 15.0 percent in the corresponding period of fiscal 2007. The decrease was driven by lower than expected revenues, higher store operating expenses and higher cost of sales including occupancy costs.
International operating income declined 15.6 percent to $17.8 million for the second quarter 2008. Operating margin contracted 180 basis points to 3.6 percent of related revenues from 5.4 percent in the second quarter of fiscal 2007. The primary reasons for this decline were costs associated with rationalization of the store portfolio and higher cost of sales including occupancy costs.
Operating income for the CPG segment increased to $42.7 million for the 13 weeks ended March 30, 2008, a 13.3 percent increase over second quarter 2007. Operating margin contracted 350 basis points to 44.3 percent of related revenues from 47.8 percent for the prior year period, due to lower income from equity investees resulting from product write-offs within the NACP partnership.
For the first half of fiscal 2008, consolidated net revenues increased 15 percent to $5.3 billion, compared to $4.6 billion for the same period a year ago. Net earnings totaled $316.8 million for the 26-week period ended March 30, 2008, versus $355.8 million for the first half of fiscal 2007, down 11 percent, while EPS for the period decreased 7 percent to $0.43 from $0.46 in the first half of fiscal 2007.

Full-Year 2008 Updates
As indicated in the April 23, 2008 announcement, Starbucks expects full-year fiscal 2008 EPS to be somewhat lower than the $0.87 reported in fiscal 2007. The company is not providing a more precise expectation, due to the lack of visibility into near-term economic conditions. In line with this revised view, Starbucks anticipates total net revenue growth of 13 percent to 14 percent in fiscal year 2008.
In the second quarter, Starbucks continued to refine its planned fiscal 2008 U.S store openings given the current economic environment and its impact on financial results. The company lowered its U.S. store opening targets for fiscal 2008 to approximately 1,020 net new stores; 620 company-operated and 400 licensed stores. International store openings are expected to remain as previously announced at 975 stores. Capital expenditures for fiscal year 2008 are still expected to be approximately $1.1 billion, as the reduction in store opening investment is being offset by investment in the company’s transformation agenda around innovation.
Schultz added, “The second half of 2008 marks the beginning of an exciting wave of meaningful innovation coming to life in our stores. The summer launch of our new, distinctive cold beverage platform will bring the excitement and uniqueness that our customers expect, deserve and will continue to see more of as we execute on our transformation agenda and reaffirm our leadership position.”
Longer-Term Financial Targets: 2009 — 2011
Today, Starbucks is announcing the following key financial and operational metrics to provide more clarity regarding its financial targets beyond 2008. The company believes this will assist investors in measuring Starbucks progress against the transformation and evolution of the company.
Pete Bocian, executive vice president and cfo, commented, “Despite the challenges of the current operating environment, we are focused on the parts of the business we can control such as: store count, use of capital, and controlling expenses, while still investing for the long term. We believe our plan balances these key objectives and drives long-term shareholder value.”
Investment in Stores
Starbucks plans to open significantly fewer new stores in the U.S., over the 2009 to 2011 period, to less than 400 net new stores per year, opening approximately 250 company-operated stores in each of the three years. At the same time, the company plans to continue to accelerate its International unit expansion, targeting net new store openings as follows; approximately 1,050 in 2009, 1,150 in 2010, and 1,300 in 2011. Including a somewhat lower 2008 store target for the U.S., total store count will be approximately 21,500 stores by the end of fiscal 2011, with the company’s international presence growing from approximately 30 percent to over 40 percent of the global store portfolio.
Use of Capital
The company expects capital expenditures of roughly $800 million per year, beginning in fiscal 2009. Of this amount, approximately 70 percent will be for investment in stores.

Revenue Growth
Starbucks is targeting International revenue growth at a compound annual growth rate of 20 percent over the three-year period, driven by new store openings and continued growth in existing stores. CPG is expected to grow at least 15 percent per year, through product and channel expansion. The U.S. segment is expected to continue to grow, but at a slower pace than in previous years, in line with the slowing of new store openings, and more conservative expectations of same store sales growth that assumes a continued difficult consumer economic environment. For the U.S. segment, Starbucks is expecting revenue growth of about 5 percent in 2011, with a three-year compound annual growth rate of just over 6 percent. Total company revenues are expected to be just over $14 billion in 2011, representing a 10 percent three-year compound annual growth rate, with growth moderating slightly over the three-year period.
Earnings Per Share (EPS) Expansion
The company is providing EPS target ranges for each year, with broader ranges reflecting both greater uncertainty of projecting years farther out, as well as the near-term uncertainty of the economic environment. For fiscal 2011, EPS is expected to be in the range of $1.35 to $1.50. For fiscal 2010, Starbucks anticipates EPS in the range of $1.10 to $1.20. In 2009, the company is targeting an EPS range of $0.90 to $1.00, as it will continue to invest in its transformation agenda, with the benefits still in the early stages.
Operating Margin Targets
Starbucks expects International operating margin improvements of approximately 100 basis points per year, reaching about 12 percent in 2011. CPG operating margin is expected to remain flat with fiscal 2007 at 50 percent each year over the 2009 to 2011 period. Operating margin for the U.S. segment is expected to stabilize after 2008, at an average of approximately 11.5 percent from 2009 to 2011. Total company operating margin is expected to improve over the three-year period from the 2008 level, but will remain below 2007 operating margin of 11.2 percent, driven by the erosion in the U.S. business.
In addition, the company expects to gain leverage of approximately one percent of revenues from unallocated corporate general and administrative expenses by 2011 from the level in fiscal 2007, with improvement proportionately over the four-year period due to the company’s cost saving initiatives. Starbucks also expects its tax rate to continue to improve over the horizon with an effective tax rate of 34 percent in fiscal 2009, and 33 percent in 2010 and 2011, due to a greater contribution to operating income from the International segment.
Free Cash Flow Generation
In line with the targets referenced above, the company expects to generate over $4.4 billion in cash from operating activities and have $2.4 billion in capital expenditures, leading to $2 billion in cumulative free cash flow from 2009 through 2011. This compares to an aggregate expected free cash flow of close to $800 million from 2006 through 2008, derived from an expected $3.8 billion of cash from operating activities and $3 billion in capital expenditures. Starbucks defines free cash flow as cash from operations less capital expenditures. The company intends to use this excess cash to return value to shareholders through share repurchases, or drive increased value through investment in new opportunities with attractive expected returns on capital.

The table below summarizes Starbucks longer-term targets.

	Three-Year Targets
	FY2009	FY2010	FY2011

Net new store openings
Company-operated	250	250	250
Licensed	up to 150	up to 150	up to 150

Total United States	up to 400	up to 400	up to 400
Total International	1,050	1,150	1,300

Consolidated	~1,450	~1,550	~1,700

Capital expenditures	$800M	$800M	$800M
EPS range	$0.90 - $1.00	$1.10 - $1.20	$1.35 - $1.50

Additional Longer -Term Targets Detail
Revenue three-year compound annual growth rate
United States	6%
International	20%
Global Consumer Product Group	15%
Consolidated	10%

Operating margin
United States — Expect to stabilize after 2008 at an average of 11.5% from 2009 to 2011
International — 100 basis point improvement per year, reaching 12% in 2011
Global Consumer Product Group - 50% margin each year
Consolidated — Expected to improve over 3-year period from 2008 level, but will remain below 2007 operating margin
Unallocated Corporate G&A expense — Gain leverage of 1% of revenues by 2011 from 2007 level

Effective tax rate — 34% in 2009 and 33% in 2010 and 2011

Cumulative free cash flow — over $2B from 2009 through 2011

Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. PDT, which will be hosted by Howard Schultz, chairman, president and ceo, and Pete Bocian, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. PDT on Friday, May 2, 2008, by calling 1-800-642-1687, reservation number 22250367. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. PDT on Friday, May 30, 2008, at the following URL: http://investor.starbucks.com.
The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for additional information.
Non-GAAP Disclosure
Free cash flow is a non-GAAP number and may not be comparable to similar measures used by other companies. The disclosure of free cash flow is intended to supplement investors’ understanding of the company’s operating performance.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with over 16,000 stores in 44 countries, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.
Forward-Looking Statements
This release contains forward-looking statements relating to the company’s 2008-2011 fiscal years, including the expected effects of its transformation agenda and other initiatives, growth in net revenue, earnings per share, store openings, operating margins, capital expenditures and free cash flow, as well as expense control and the company’s effective tax rate. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of the company’s transformation plan and other initiatives, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company filing with the Securities and Exchange Commission , including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and of Starbucks Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2007. The company assumes no obligation to update any of these forward-looking statements.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	Mar 30,	Apr 1,	%	Mar 30,	Apr 1,
	2008	2007	Change	2008	2007
	(in millions, except per share data)
				As a % of total net revenues

Net revenues:
Company-operated retail	$2,142.9	$1,922.7	11.5%	84.8%	85.2%
Specialty:
Licensing	274.4	234.8	16.9	10.9	10.4
Foodservice and other	108.7	98.1	10.8	4.3	4.3

Total specialty	383.1	332.9	15.1	15.2	14.8

Total net revenues	2,526.0	2,255.6	12.0	100.0	100.0

Cost of sales including occupancy costs	1,106.7	944.7	17.1	43.8	41.9
Store operating expenses (a)	927.1	781.0	18.7	36.7	34.6
Other operating expenses (b)	82.8	74.0	11.9	3.3	3.3
Depreciation and amortization expenses	138.1	113.4	21.8	5.5	5.0
General and administrative expenses	117.6	127.8	(8.0)	4.7	5.7

Subtotal operating expenses	2,372.3	2,040.9	16.2	93.9	90.5

Income from equity investees	24.5	26.3	(6.8)	1.0	1.2

Operating income	178.2	241.0	(26.1)	7.1	10.7

Interest income and other, net	0.2	6.0		—	0.3
Interest expense	(11.2)	(6.7)		(0.4)	(0.3)

Earnings before income taxes	167.2	240.3	(30.4)	6.6	10.7

Income taxes (c)	58.5	89.5		2.3	4.0

Net earnings	$108.7	$150.8	(27.9)	4.3%	6.7%

Net earnings per common share — diluted	$0.15	$0.19	(21.1)%

Weighted avg. shares outstanding — diluted	739.3	774.1

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 43.3 percent for the 13 weeks ended March 30, 2008, and 40.6 percent for the 13 weeks ended April 1, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 21.6 percent for the 13 weeks ended March 30, 2008, and 22.2 percent for the 13 weeks ended April 1, 2007.

(c)	The effective tax rates were 35.0 percent for the 13 weeks ended March 30, 2008, and 37.2 percent for the 13 weeks ended April 1, 2007.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	26 Weeks Ended			26 Weeks Ended
	Mar 30,	Apr 1,	%	Mar 30,	Apr 1
	2008	2007	Change	2008	2007
	(in millions, except per share data)
				As a % of
				total net revenues

Net revenues:
Company-operated retail	$4,494.4	$3,929.5	14.4%	84.9%	85.2%
Specialty:
Licensing	579.2	488.7	18.5	10.9	10.6
Foodservice and other	220.0	193.1	13.9	4.2	4.2

Total specialty	799.2	681.8	17.2	15.1	14.8

Total net revenues	5,293.6	4,611.3	14.8	100.0	100.0

Cost of sales including occupancy costs	2,292.7	1,929.5	18.8	43.3	41.8
Store operating expenses (a)	1,854.4	1,553.0	19.4	35.0	33.7
Other operating expenses (b)	168.5	144.9	16.3	3.2	3.1
Depreciation and amortization expenses	271.3	223.6	21.3	5.1	4.8
General and administrative expenses	243.5	244.6	(0.4)	4.6	5.3

Subtotal operating expenses	4,830.4	4,095.6	17.9	91.2	88.8

Income from equity investees	48.1	45.0	6.9	0.9	1.0

Operating income	511.3	560.7	(8.8)	9.7	12.2

Interest income and other, net	10.9	19.5		0.2	0.4
Interest expense	(28.3)	(13.7)		(0.5)	(0.3)

Earnings before income taxes	493.9	566.5	(12.8)	9.3	12.3

Income taxes (c)	177.1	210.7		3.3	4.6

Net earnings	316.8	$355.8	(11.0)	6.0%	7.7%

Net earnings per common share — diluted	$0.43	$0.46	(6.5)%

Weighted avg. shares outstanding — diluted	742.2	778.5

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 41.3 percent for the 26 weeks ended March 30, 2008, and 39.5 percent for the 26 weeks ended April 1, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 21.1 percent for the 26 weeks ended March 30, 2008, and 21.3 percent for the 26 weeks ended April 1, 2007.

(c)	The effective tax rates were 35.9 percent for the 26 weeks ended March 30, 2008, and 37.2 percent for the 26 weeks ended April 1, 2007.

Segment Results
The tables below present reportable segment results net of intersegment eliminations (in millions):

United States	Mar 30,	Apr 1,	%	Mar 30,	Apr 1,
13 weeks ended	2008	2007	Change	2008	2007
				As a % of U.S. total
				net revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$1,725.5	$1,595.3	8.2%	89.1%	89.2%
Specialty:
Licensing	115.1	104.8	9.8	5.9	5.9
Foodservice and other	95.7	89.3	7.2	4.9	5.0

Total specialty	210.8	194.1	8.6	10.9	10.8

Total net revenues	1,936.3	1,789.4	8.2	100.0	100.0

Cost of sales including occupancy costs	802.0	707.9	13.3	41.4	39.6
Store operating expenses (a)	762.1	653.8	16.6	39.4	36.5
Other operating expenses (b)	55.5	52.0	6.7	2.9	2.9
Depreciation and amortization expenses	102.2	84.4	21.1	5.3	4.7
General and administrative expenses	19.9	23.7	(16.0)	1.0	1.3

Total operating expenses	1,741.7	1,521.8	14.4	89.9	85.0

Income from equity investees	(0.7)	—	nm	—	—

Operating income	$193.9	$267.6	(27.5)%	10.0%	15.0%

26 Weeks Ended
Net revenues:
Company-operated retail	$3,615.8	$3,255.6	11.1%	89.0%	89.2%
Specialty:
Licensing	253.0	218.1	16.0	6.2	6.0
Foodservice and other	193.7	175.6	10.3	4.8	4.8

Total specialty	446.7	393.7	13.5	11.0	10.8

Total net revenues	4,062.5	3,649.3	11.3	100.0	100.0

Cost of sales including occupancy costs	1,674.9	1,439.0	16.4	41.2	39.4
Store operating expenses (c)	1,527.0	1,302.2	17.3	37.6	35.7
Other operating expenses (d)	114.5	104.2	9.9	2.8	2.9
Depreciation and amortization expenses	200.6	165.8	21.0	4.9	4.5
General and administrative expenses	40.4	45.4	(11.0)	1.0	1.2

Total operating expenses	3,557.4	3,056.6	16.4	87.6	83.8

Income from equity investees	(0.3)	—	nm	—	—

Operating income	$504.8	$592.7	(14.8)%	12.4%	16.2%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 44.2 percent for the 13 weeks ended March 30, 2008, and 41.0 percent for the 13 weeks ended April 1, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 26.3 percent for the 13 weeks ended March 30, 2008, and 26.8 percent for the 13 weeks ended April 1, 2007.

(c)	As a percentage of related company-operated retail revenues, store operating expenses were 42.2 percent for the 26 weeks ended March 30, 2008, and 40.0 percent for the 26 weeks ended April 1, 2007.

(d)	As a percentage of related total specialty revenues, other operating expenses were 25.6 percent for the 26 weeks ended March 30, 2008, and 26.5 percent for the 26 weeks ended April 1, 2007.

International	Mar 30,	Apr 1,	%	Mar 30,	Apr 1,
13 weeks ended	2008	2007	Change	2008	2007
				As a % of International
				total net revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$417.4	$327.4	27.5%	84.6%	84.5%
Specialty:
Licensing	63.0	51.1	23.3	12.8	13.2
Foodservice and other	13.0	8.8	47.7	2.6	2.3

Total specialty	76.0	59.9	26.9	15.4	15.5

Total net revenues	493.4	387.3	27.4	100.0	100.0

Cost of sales including occupancy costs	247.8	189.2	31.0	50.2	48.9
Store operating expenses (a)	165.0	127.2	29.7	33.4	32.8
Other operating expenses (b)	22.5	16.8	33.9	4.6	4.3
Depreciation and amortization expenses	26.5	20.7	28.0	5.4	5.3
General and administrative expenses	29.0	25.3	14.6	5.9	6.5

Total operating expenses	490.8	379.2	29.4	99.5	97.9

Income from equity investees	15.2	13.0	16.9	3.1	3.4

Operating income	$17.8	$21.1	(15.6)%	3.6%	5.4%

26 Weeks Ended
Net revenues:
Company-operated retail	$878.6	$673.9	30.4%	85.0%	85.0%
Specialty:
Licensing	129.3	101.0	28.0	12.5	12.7
Foodservice and other	26.3	17.5	50.3	2.5	2.2

Total specialty	155.6	118.5	31.3	15.0	15.0

Total net revenues	1,034.2	792.4	30.5	100.0	100.0

Cost of sales including occupancy costs	507.8	389.3	30.4	49.1	49.1
Store operating expenses (c)	327.4	250.8	30.5	31.7	31.7
Other operating expenses (d)	43.3	30.9	40.1	4.2	3.9
Depreciation and amortization expenses	52.2	41.2	26.7	5.0	5.2
General and administrative expenses	58.9	47.0	25.3	5.7	5.9

Total operating expenses	989.6	759.2	30.3	95.7	95.8

Income from equity investees	27.3	21.0	30.0	2.6	2.7

Operating income	$71.9	$54.2	32.7%	7.0%	6.8%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 39.5 percent for the 13 weeks ended March 30, 2008, and 38.9 percent for the 13 weeks ended April 1, 2007.

(b)	As a percentage of related total specialty revenues, other operating expenses were 29.6 percent for the 13 weeks ended March 30, 2008, and 28.0 percent for the 13 weeks ended April 1, 2007.

(c)	As a percentage of related company-operated retail revenues, store operating expenses were 37.3 percent for the 26 weeks ended March 30, 2007, and 37.2 percent for the 26 weeks ended April 1, 2007.

(d)	As a percentage of related total specialty revenues, other operating expenses were 27.8 percent for the 26 weeks ended March 30, 2007, and 26.1 percent for the 26 weeks ended April 1, 2007.

Global Consumer Products Group (CPG)

	Mar 30,	Apr 1,	%	Mar 30,	Apr 1,
	2008	2007	Change	2008	2007
				As a % of CPG
				total net revenues
13 Weeks Ended
Net revenues:
Specialty:
Licensing	$96.3	$78.9	22.1%	100.0%	100.0%

Total specialty	96.3	78.9	22.1	100.0	100.0

Cost of sales	56.9	47.6	19.5	59.1	60.3
Other operating expenses	4.8	5.2	(7.7)	5.0	6.6
General and administrative expenses	1.9	1.7	11.8	2.0	2.2

Total operating expenses	63.6	54.5	16.7	66.0	69.1

Income from equity investees	10.0	13.3	(24.8)	10.4	16.9

Operating income	$42.7	$37.7	13.3%	44.3%	47.8%

26 Weeks Ended
Net revenues:
Specialty:
Licensing	$196.9	$169.6	16.1%	100.0%	100.0%

Total specialty	196.9	169.6	16.1	100.0	100.0

Cost of sales	110.0	101.2	8.7	55.9	59.7
Other operating expenses	10.7	9.8	9.2	5.4	5.8
General and administrative expenses	4.0	3.3	21.2	2.0	1.9

Total operating expenses	124.7	114.3	9.1	63.3	67.4

Income from equity investees	21.1	24.0	(12.1)	10.7	14.2

Operating income	$93.3	$79.3	17.7%	47.4%	46.8%

Unallocated Corporate	Mar 30,	Apr 1,	%	Mar 30,	Apr 1,
	2008	2007	Change	2008	2007
				As a % of total
				net revenues

13 Weeks Ended
Depreciation and amortization expenses	$9.4	$8.3	13.3%	0.4%	0.4%
General and administrative expenses	66.8	77.1	(13.4)	2.6	3.4

Operating loss	$(76.2)	$(85.4)	(10.8)%	(3.0)%	(3.8)%

26 Weeks Ended
Depreciation and amortization expenses	$18.5	$16.6	11.4%	0.3%	0.4%
General and administrative expenses	140.2	148.9	(5.8)	2.6	3.2

Operating loss	$(158.7)	$(165.5)	(4.1)%	(3.0)%	(3.6)%

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(unaudited)

	March 30,	September 30,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$303.4	$281.3
Short-term investments — available-for-sale securities	—	83.8
Short-term investments — trading securities	68.1	73.6
Accounts receivable, net	300.3	287.9
Inventories	607.3	691.7
Prepaid expenses and other current assets	145.8	148.8
Deferred income taxes, net	154.3	129.4

Total current assets	1,579.2	1,696.5

Long-term investments — available-for-sale securities	70.5	21.0
Equity and other investments	305.6	258.9
Property, plant and equipment, net	3,052.3	2,890.4
Other assets	245.0	219.4
Other intangible assets	58.1	42.1
Goodwill	223.4	215.6

TOTAL ASSETS	$5,534.1	$5,343.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper and short-term borrowings	$701.8	$710.3
Accounts payable	313.4	390.8
Accrued compensation and related costs	329.2	332.3
Accrued occupancy costs	82.4	74.6
Accrued taxes	8.9	92.5
Other accrued expenses	266.7	257.4
Deferred revenue	376.3	296.9
Current portion of long-term debt	0.7	0.8

Total current liabilities	2,079.4	2,155.6

Long-term debt	549.9	550.1
Other long-term liabilities	464.0	354.1

Total liabilities	3,093.3	3,059.8

Shareholders’ equity:
Common stock ($0.001 par value) — authorized, 1,200 million shares; issued and outstanding, 730.7 and 738.3 million shares, respectively, (includes 3.4 common stock units in both periods)	0.7	0.7
Other additional paid-in-capital	39.4	39.4
Retained earnings	2,315.6	2,189.4
Accumulated other comprehensive income	85.1	54.6

Total shareholders’ equity	2,440.8	2,284.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,534.1	$5,343.9

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	26 Weeks Ended
	Mar 30,	Apr 1,
	2008	2007

OPERATING ACTIVITIES:
Net earnings	$316.8	$355.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	286.3	235.5
Provision for impairments and asset disposals	42.4	13.5
Deferred income taxes, net	(15.3)	(37.2)
Equity in income of investees	(22.9)	(24.9)
Distributions from equity investees	17.3	32.4
Stock-based compensation	39.3	52.2
Tax benefit from exercise of stock options	2.8	5.0
Excess tax benefit from exercise of stock options	(7.7)	(46.3)
Net amortization of (discount)/premium on securities	(0.2)	0.4
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	87.8	60.6
Accounts payable	(70.0)	(60.5)
Accrued taxes	(50.4)	27.2
Deferred revenue	79.8	68.8
Other operating assets and liabilities	59.4	55.3

Net cash provided by operating activities	765.4	737.8

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(56.5)	(177.3)
Maturity of available-for-sale securities	15.3	134.7
Sale of available-for-sale securities	75.9	36.9
Acquisitions, net of cash acquired	—	(47.3)
Net purchases of equity, other investments and other assets	(27.3)	(31.1)
Net additions to property, plant and equipment	(505.1)	(507.2)

Net cash used by investing activities	(497.7)	(591.3)

FINANCING ACTIVITIES:
Repayments of commercial paper	(44,798.7)	—
Proceeds from issuance of commercial paper	44,789.1	—
Repayments of short-term borrowings	—	(429.0)
Proceeds from short-term borrowings	1.1	576.0
Proceeds from issuance of common stock	59.3	108.2
Excess tax benefit from exercise of stock options	7.7	46.3
Principal payments on long-term debt	(0.3)	(0.4)
Repurchase of common stock	(311.4)	(563.1)
Other	(0.7)	—

Net cash used by financing activities	(253.9)	(262.0)

Effect of exchange rate changes on cash and cash equivalents	8.3	3.1

Net increase/(decrease) in cash and cash equivalents	22.1	(112.4)
CASH AND CASH EQUIVALENTS:
Beginning of period	281.3	312.6

End of the period	$303.4	$200.2

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$27.8	$14.9
Income taxes	$231.0	$223.6

Fiscal Second Quarter 2008 Store Data
The company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13 weeks ended		26 weeks ended		Stores open as of
	Mar 30,	Apr 1,	Mar 30,	Apr 1,	Mar 30,	Apr 1,
	2008	2007	2008	2007	2008	2007

United States:
Company-operated Stores	170	271	464	553	7,257	6,281
Licensed Stores	96	142	286	365	4,177	3,533

	266	413	750	918	11,434	9,814

International:
Company-operated Stores	71	42	155	118	1,867	1,553
Licensed Stores	133	105	310	252	2,925	2,361

	204	147	465	370	4,792	3,914

Total	470	560	1,215	1,288	16,226	13,728

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